AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 7th, 2006, is by and among LitFunding, Inc., a Nevada corporation (“LitFunding”), LFDG Subsidiary Corp., a Nevada corporation and wholly owned subsidiary of LitFunding (“Merger Sub”) and Easy Money Express, Inc., a Nevada corporation (“EMEI”).

Whereas, the Boards of Directors of LitFunding and Merger Sub, and the Board of Directors of EMEI each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, LitFunding, Merger Sub and EMEI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, LitFunding, Merger Sub and EMEI hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below), and upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Nevada (the “NGCL”), Merger Sub shall be merged with and into EMEI (the ‘‘Merger”). Following the Merger, EMEI shall continue as the surviving corporation (the “Surviving Corporation”), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of Merger Sub shall cease. EMEI shall continue its existence as a wholly owned subsidiary of LitFunding. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by each of EMEI, Merger Sub and LitFunding, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties, or approximately March 31st, 2006 (the “Closing Date”), at the offices of Securities Law Institute, 770 East Warm Springs Road, Suite 250, Las Vegas, Nevada, unless another time, date or place is agreed to by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, EMEI shall remain a wholly owned subsidiary of LitFunding.

Section 1.5. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of EMEI in the respective forms delivered by EMEI to LitFunding prior to the date of this Agreement will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors of Merger Sub. At or prior to the Effective Time, LitFunding agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Merger Sub to be one (1) person and (ii) to cause Morton Reed to be elected as the sole director of Merger Sub.

(b) Board of Directors of LitFunding. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, LitFunding’s current board of directors and officers shall remain in their respective positions and one (1) officer from EMEI shall be appointed upon Closing, or as soon as practical thereafter.

Section 1.7. Conversion of Shares; Cash Payments.

(a) At the Effective Time, each shareholder of EMEI (individually a “EMEI Share” and collectively, the “EMEI Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of EMEI, LitFunding, Merger Sub or the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate formerly representing such share, shares of LitFunding's Series B Convertible Preferred Stock, par value $0.001 per share. The rights, preferrences and conversion terms of the Preferred Stock will be set forth in a Certificate of Designation to be filed with the Nevada Secretary of State prior to Closing of the Merger. In exchange for the EMEI Shares, LitFunding shall issue each stockholder of EMEI, in their respective proportionate ownership of EMEI, shares of its Series B Convertible Preferred Stock determined by dividing (i) One Million Five Hundred Thousand (1,500,000), by (ii) the total number of shares of EMEI shares outstanding immediately prior to the Effective Time (such quotient, the “Exchange Ratio”). The holder of one or more shares of EMEI common stock shall be entitled to receive in exchange therefor a number of shares of LitFunding Series B Convertible Preferred Stock equal to the product of (x) (the number of shares of EMEI common stock (1,500,000), times (y) (the Exchange Ratio). In the event, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of LitFunding Common or Preferred Stock, or EMEI Shares are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of LitFunding Preferred Stock into which each share of EMEI will be converted as a result of the Merger will be adjusted appropriately.

(b) EMEI hereby acknowledges that (i) the LitFunding Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the LitFunding Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, LitFunding shall enter into an agreement with, and shall deposit with, Securities Law Institute, or such other agent or agents as may be satisfactory to LitFunding and EMEI (the “Exchange Agent”), for the benefit of the holders of EMEI Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of LitFunding Shares to be issued to holders of EMEI Shares issuable pursuant to Section 1.7 in exchange for outstanding EMEI Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding EMEI Shares (the “Certificates”) whose shares were converted into the right to receive LitFunding Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as EMEI and LitFunding may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing LitFunding Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole LitFunding Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of EMEI Shares which are not registered in the transfer records of EMEI, a certificate representing the proper number of LitFunding Shares may be issued to a transferee if the Certificate representing such EMEI Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or LitFunding to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing LitFunding Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to LitFunding Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the LitFunding Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for EMEI Shares or LitFunding Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefore, upon the making of an affidavit of that fact by the holder thereof such LitFunding Shares as may be required pursuant to this Agreement; provided, however, that LitFunding or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All LitFunding Shares issued upon the surrender for exchange of EMEI Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such EMEI Shares. There shall be no further registration of transfers on the stock transfer books of either of EMEI, or LitFunding of the EMEI Shares or LitFunding Shares, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to LitFunding for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional LitFunding Shares shall be issued in the Merger, but in lieu thereof each holder of EMEI Shares otherwise entitled to a fractional LitFunding Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase EMEI Shares, if any (a “EMEI Stock Option” or collectively, “EMEI Stock Options”) issued pursuant to any EMEI Stock Option Plan or EMEI Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, EMEI or LitFunding reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest LitFunding with full right, title and possession to all assets, property, rights, privileges, powers and franchises of EMEI, the officers and directors of LitFunding and EMEI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of LitFunding

Except as set forth on the Disclosure Schedule delivered by LitFunding and Merger Sub to EMEI (the “LitFunding Disclosure Schedule”), LitFunding and Merger Sub hereby represent and warrant to EMEI as follows:

Section 2.1. Organization and Qualification.

(a) Each of LitFunding and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on LitFunding. When used in connection with LitFunding, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of LitFunding, other than any change or effect arising out of general economic conditions unrelated to any business in which LitFunding is engaged, or (ii) that may impair the ability of LitFunding to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) LitFunding has heretofore delivered to EMEI accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of LitFunding. Except as set forth on Schedule 2.1 of the LitFunding Disclosure Schedule, LitFunding is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on LitFunding.

Section 2.2. Capitalization of LitFunding.

(a) The authorized capital stock of LitFunding consists of: (i) Fifty Million (50,000,000) LitFunding Common Shares, par value $0.001 per share, of which, as of September 30, 2005 approximately Sixteen Million Sixty-seven Thousand Four Hundred and Two (16,067,402) LitFunding Shares were issued and outstanding, (ii) Ten Million (10,000,000) LitFunding Preferred Shares, par value $0.001 per share, of which, as of September 30, 2005 approximately Eight Hundred Thousand (800,000) preferred shares were issued and outstanding, and no LitFunding Shares were held in treasury. The authorized capital stock of Merger Sub will consist of Fifty Million (50,000,000) shares of common stock ("Merger Sub Shares"), of which, as of the date of the closing, 1,000,000 shares will be issued and outstanding. All of the outstanding LitFunding Shares and Merger Sub Shares will have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of LitFunding or Merger Sub, (ii) securities of LitFunding convertible into or exchangeable for shares of capital stock or voting securities of LitFunding or Merger Sub, (iii) options or other rights to acquire from LitFunding or Merger Sub and, except as set forth on Schedule 2.2(a) of the LitFunding Disclosure Schedule, no obligations of LitFunding or Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of LitFunding or Merger Sub, and (iv) equity equivalents, interests in the ownership or earnings of LitFunding or Merger Sub or other similar rights (collectively, “LitFunding Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the LitFunding Disclosure Schedule, there are no outstanding obligations of LitFunding or its subsidiaries, including Merger Sub, to repurchase, redeem or otherwise acquire any LitFunding Securities or stockholder agreements, voting trusts or other agreements or understandings to which LitFunding is a party or by which it is bound relating to the voting or registration of any shares of capital stock of LitFunding. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) None of LitFunding’s Preferred Shares to be issued herein are required to be registered under the Exchange Act.

(c) Other than its 100% ownership of Merger Sub, LitFunding does not own directly or indirectly own more than fifty percent (50%) of the outstanding voting securities or interests (including stockholdership interests) of any entity, other than as specifically disclosed on Schedule 2.2(c) of the LitFunding Disclosure Schedule.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) LitFunding and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of LitFunding (the “LitFunding Board”) and the Board of Directors of Merger Sub and no other corporate proceedings on the part of LitFunding or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding Merger Sub Shares. This Agreement has been duly and validly executed and delivered by LitFunding and Merger Sub and constitutes a valid, legal and binding agreement of LitFunding and Merger Sub, enforceable against LitFunding and Merger Sub in accordance with its terms.

(b) The LitFunding Board has resolved to recommend that LitFunding, the sole stockholder of Merger Sub, approve and adopt this Agreement. The approval of LitFunding’s stockholder’s is not required for approval and adoption of this Agreement.

Section 2.4. SEC Reports; Financial Statements. LitFunding has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) since the filing of its 10-KSB for year ended December 31, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. LitFunding has heretofore delivered or promptly will deliver prior to the Effective Date to EMEI, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, (ii) all Quarterly statements relating to LitFunding since December of 2004, (all of the foregoing, collectively, the “LitFunding SEC Reports”). None of such LitFunding SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of LitFunding included in the LitFunding SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of LitFunding as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the LitFunding SEC Reports have been so filed.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by LitFunding to EMEI in connection with the Merger will at the date made available to the stockholders of EMEI, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of state securities or blue sky laws, the rules of the National Association of Securities Dealers, Inc. (“NASD”), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the LitFunding Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by LitFunding and Merger Sub of this Agreement or the consummation by LitFunding and Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on LitFunding or Merger Sub.

Except as set forth in Section 2.6 of the LitFunding Disclosure Schedule, neither the execution, delivery and performance of this Agreement by LitFunding and Merger Sub nor the consummation by LitFunding or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of LitFunding or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LitFunding is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to LitFunding or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on LitFunding or Merger Sub.

Section 2.7. No Default. Except as set forth in Section 2.7 of the LitFunding Disclosure Schedule, LitFunding nor Merger Sub is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LitFunding is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to LitFunding or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on LitFunding or Merger Sub. Except as set forth in Section 2.7 of the LitFunding Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LitFunding is now a party or by which its respective properties or assets may be bound that is material to LitFunding or Merger Sub and that has not expired is in full force and effect and is not subject to any material default thereunder of which LitFunding or Merger Sub is aware by any party obligated to LitFunding thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the LitFunding Disclosure Schedule, as of September 30, 2005, LitFunding does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of LitFunding (including the notes thereto) or which would have a Material Adverse Effect on LitFunding. Except as set forth in Section 2.8 of the LitFunding Disclosure Schedule, LitFunding has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to LitFunding having or which reasonably could be expected to have, a Material Adverse Effect on LitFunding. Except as set forth in Section 2.8 of the LitFunding Disclosure Schedule, since September 30, 2005, there has not been (i) any material change by LitFunding in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by LitFunding of any of its assets having a Material Adverse Effect on LitFunding, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as set forth in Section 2.9 of the LitFunding Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of LitFunding, threatened against LitFunding or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on LitFunding or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 2.9 of the LitFunding Disclosure Schedule, LitFunding is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on LitFunding or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. LitFunding holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `’LitFunding Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on LitFunding. LitFunding is in compliance with the terms of the LitFunding Permits, except where the failure so to comply would not have a Material Adverse Effect on LitFunding. The business of LitFunding is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on LitFunding. No investigation or review by any Governmental Entity with respect to LitFunding is pending or, to the knowledge of LitFunding, threatened, nor, to the knowledge of LitFunding, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which LitFunding reasonably believes will not have a Material Adverse Effect on LitFunding.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the LitFunding Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to at any time by LitFunding or any entity required to be aggregated with LitFunding pursuant to Section 414 of the Code (each, a “LitFunding Employee Plan”), no event has occurred and to the knowledge of LitFunding, no condition or set of circumstances exists in connection with which LitFunding could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on LitFunding.

(b) (i) No LitFunding Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each LitFunding Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the LitFunding Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any LitFunding Stock Options, together with the number of LitFunding Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the LitFunding Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. LitFunding has furnished EMEI with complete copies of the plans pursuant to which the LitFunding Stock Options were issued. Other than the automatic vesting of LitFunding Stock Options that may occur without any action on the part of LitFunding or its officers or directors, LitFunding has not taken any action that would result in any LitFunding Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) LitFunding has made available to EMEI (i) a description of the terms of employment and compensation arrangements of all officers of LitFunding and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating LitFunding to make annual cash payments in an amount exceeding $100,000; (iii) a schedule listing all officers of LitFunding who have executed a non-competition agreement with LitFunding and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of LitFunding with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of LitFunding with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the LitFunding Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any LitFunding Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of LitFunding, threatened, between LitFunding and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on LitFunding. Neither LitFunding nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by LitFunding or any of its subsidiaries (and neither LitFunding nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does LitFunding know of any activities or proceedings of any labor union to organize any of its or employees. LitFunding has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) (i) LitFunding is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on LitFunding, which compliance includes, but is not limited to, the possession by LitFunding of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) LitFunding has not received written notice of, or, to the knowledge of LitFunding, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ‘‘Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on LitFunding; and (iii) to the knowledge of LitFunding, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) There are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on LitFunding that are pending or, to the knowledge of LitFunding, threatened against LitFunding or, to the knowledge of LitFunding, against any person or entity whose liability for any Environmental Claim LitFunding has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the LitFunding Disclosure Schedule: (i) LitFunding has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of LitFunding and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to LitFunding have been paid in full or have been provided for in accordance with GAAP on LitFunding’s most recent balance sheet. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to LitFunding; (iv) to the knowledge of LitFunding none of the Tax Returns of or with respect to LitFunding is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to LitFunding which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. LitFunding has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on LitFunding; and, to LitFunding’s knowledge, all leases pursuant to which LitFunding leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of LitFunding, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which LitFunding has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on LitFunding.

Section 2.15. Intellectual Property.

(a) LitFunding owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the “LitFunding Intellectual Property Rights”).

(b) The validity of the LitFunding Intellectual Property Rights and the title thereto of LitFunding is not being questioned in any litigation to which LitFunding is a party.

(c) Except as set forth in Section 2.15(c) of the LitFunding Disclosure Schedule, the conduct of the business of LitFunding as now conducted does not, to LitFunding’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any LitFunding Intellectual Property Rights.

(d) LitFunding has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where LitFunding has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. LitFunding currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Merger Sub Shares is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment of the Merger. Neither LitFunding or Merger Sub nor, to the knowledge of LitFunding or Merger Sub, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for the Principal LitFunding Stockholders (“PLS”) and the directors and executive officers of LitFunding, each of whom is listed in Section 2.19 of the LitFunding Disclosure Schedule, there are no persons who, to the knowledge of LitFunding, may be deemed to be affiliates of LitFunding under Rule 1-02(b) of Regulation S-X of the SEC (the “LitFunding Affiliates”).

Section 2.20. Certain Business Practices. None of LitFunding or Merger Sub or any directors, officers, agents or employees of LitFunding or Merger Sub has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the LitFunding Disclosure Schedule, none of the PCS’s nor any officer or director of LitFunding has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or LitFunding Intellectual Property Rights, used in or pertaining to the business of LitFunding, except for the ordinary rights of a stockholder or employee stock option holder.

Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the LitFunding Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of LitFunding Shares.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LitFunding or Merger Sub.

Section 2.24. Disclosure. No representation or warranty of LitFunding or Merger Sub in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to EMEI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, LitFunding is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) LitFunding and Merger Sub has delivered or otherwise made available to EMEI true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which LitFunding and Merger Sub are a party affecting the obligations of any party thereunder) to which LitFunding or Merger Sub is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of LitFunding or Merger Sub taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of LitFunding or Merger Sub taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which LitFunding is a party involving employees of LitFunding); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since September 30, 2005; (vi) contracts or agreements with any Governmental Entity, and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “LitFunding Contracts”). LitFunding or Merger Sub is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the LitFunding Contracts is valid and enforceable in accordance with its terms, and there is no default under any LitFunding Contract so listed either by LitFunding or Merger Sub or, to the knowledge of LitFunding or Merger Sub, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by LitFunding or Merger Sub or, to the knowledge of LitFunding or Merger Sub, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on LitFunding or Merger Sub.

(c) No party to any such LitFunding Contract has given notice to LitFunding of or made a claim against LitFunding or Merger Sub with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on LitFunding or Merger Sub.

ARTICLE 3

Representations and Warranties of EMEI

Except as set forth on the Disclosure Schedule delivered by EMEI to LitFunding (the “EMEI Disclosure Schedule”), EMEI hereby represents and warrants to LitFunding as follows:

Section 3.1. Organization and Qualification.

(a) Each of EMEI and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on EMEI. When used in connection with EMEI, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of EMEI and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which EMEI and its subsidiaries are engaged, or (ii) that may impair the ability of EMEI to consummate the transactions contemplated hereby.

(b) EMEI has heretofore delivered to LitFunding accurate and complete copies of the Articles of Organization and Operating Agreement (or similar governing documents), as currently in effect, of EMEI. Each of EMEI and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on EMEI.

Section 3.2. Capitalization of EMEI.

(a) As of the date of this Agreement, the authorized capital stock of EMEI consists of; (i) Ten Million (10,000,000) EMEI common Shares, $0.01 par value. All of the outstanding EMEI Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the EMEI Disclosure Schedule, EMEI is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

(c) Except as set forth in Section 3.2(c) of the EMEI Disclosure Schedule, 36,000,000 shares of EMEI’s capital stock; out of the 100,000,000 authorized shares have been issued and no EMEI Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of EMEI, (ii) securities of EMEI or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of EMEI, (iii) options or other rights to acquire from EMEI or its subsidiaries, or obligations of EMEI or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of EMEI, or (iv) equity equivalents, interests in the ownership or earnings of EMEI or its subsidiaries or other similar rights (collectively, “EMEI Securities”). As of the date hereof, there are no outstanding obligations of EMEI or any of its subsidiaries to repurchase, redeem or otherwise acquire any EMEI Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which EMEI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of EMEI.

(d) Except as set forth in Section 3.2(d) of the EMEI Disclosure Schedule, there are no securities of EMEI convertible into or exchangeable for, no options or other rights to acquire from EMEI, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of EMEI.

(e) The EMEI Shares constitute the only class of equity securities of EMEI or its subsidiaries.

(f) Except as set forth in Section 3.2(f) of the EMEI Disclosure Schedule, EMEI does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) EMEI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of EMEI (the “EMEI Board”), and no other corporate proceedings on the part of EMEI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by all of the holders of the then outstanding EMEI Shares. This Agreement has been duly and validly executed and delivered by EMEI and constitutes a valid, legal and binding agreement of EMEI, enforceable against EMEI in accordance with its terms.

(b) The EMEI Board has resolved to recommend that the Members of EMEI approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. EMEI is not required to file forms, reports and documents with the SEC. Unaudited financial statements for EMEI from inception shall be provided by EMEI to LitFunding prior to Closing of the Merger.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by EMEI to LitFunding shall contain any untrue statement of a material fact or omit to state any material fact, required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the EMEI Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by EMEI of this Agreement or the consummation by EMEI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on EMEI.

Neither the execution, delivery and performance of this Agreement by EMEI nor the consummation by EMEI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Organization or Operating Agreement (or similar governing documents) of EMEI or any of EMEI’s subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which EMEI or any of EMEI’s subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to EMEI or any of EMEI’s subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on EMEI.

Section 3.7. No Default. None of EMEI or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Organization or Operating Agreement (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which EMEI or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to EMEI, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on EMEI. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which EMEI or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to EMEI and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which EMEI is aware by any party obligated to EMEI or any subsidiary thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by EMEI, none of EMEI or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of EMEI and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on EMEI. Except as disclosed by EMEI, none of EMEI or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to EMEI or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on EMEI. Except as and to the extent disclosed by EMEI there has not been (i) any material change by EMEI in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by EMEI of any of its assets having a Material Adverse Effect on EMEI, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the EMEI Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of EMEI, threatened against EMEI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on EMEI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by EMEI, none of EMEI or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on EMEI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by EMEI, EMEI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “EMEI Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on EMEI. Except as disclosed by EMEI, EMEI and its subsidiaries are in compliance with the terms of the EMEI Permits, except where the failure so to comply would not have a Material Adverse Effect on EMEI. Except as disclosed by EMEI, the businesses of EMEI and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on EMEI. Except as disclosed by EMEI no investigation or review by any Governmental Entity with respect to EMEI or its subsidiaries is pending or, to the knowledge of EMEI, threatened, nor, to the knowledge of EMEI, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which EMEI reasonably believes will not have a Material Adverse Effect on EMEI.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by EMEI, any of its subsidiaries or any entity required to be aggregated with EMEI or any of its subsidiaries pursuant to Section 414 of the Code (each, a “EMEI Employee Plan”), no event has occurred and, to the knowledge of EMEI, no condition or set of circumstances exists in connection with which EMEI or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on EMEI.

(b) (i) No EMEI Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each EMEI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) EMEI has made available to LitFunding (i) a description of the terms of employment and compensation arrangements of all officers of EMEI and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating EMEI to make annual cash payments in an amount exceeding $50,000; (iii) a schedule listing all officers/stockholders of EMEI who have executed a non-competition agreement with EMEI and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of EMEI with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the EMEI with or relating to its employees which contain change in control provisions.

(d) Except as disclosed in Section 3.11(d) of the EMEI Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any EMEI Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(e) There are no controversies pending or, to the knowledge of EMEI threatened, between EMEI or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on EMEI. Neither EMEI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by EMEI or any of its subsidiaries (and neither EMEI nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does EMEI know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries’ employees. EMEI has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries’ employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by EMEI, (i) each of EMEI and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on EMEI, which compliance includes, but is not limited to, the possession by EMEI and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of EMEI or its subsidiaries has received written notice of, or, to the knowledge of EMEI, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on EMEI; and (iii) to the knowledge of EMEI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by EMEI, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on EMEI that are pending or, to the knowledge of EMEI, threatened against EMEI or any of its subsidiaries or, to the knowledge of EMEI, against any person or entity whose liability for any Environmental Claim EMEI or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the EMEI Disclosure Schedule: (i) EMEI and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of EMEI and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to EMEI and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on EMEI’s most recent balance sheet which is part of the EMEI SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to EMEI or its subsidiaries; (iv) to the knowledge of EMEI none of the Tax Returns of or with respect to EMEI or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to EMEI or any of its subsidiaries which has not been abated or paid in full.

Section 3.14. Title to Property. EMEI and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on EMEI; and, to EMEI’s knowledge, all leases pursuant to which EMEI or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of EMEI, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which EMEI or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on EMEI.

Section 3.15. Intellectual Property.

(a) Each of EMEI and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the “EMEI Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the EMEI Disclosure Schedule the validity of the EMEI Intellectual Property Rights and the title thereto of EMEI or any subsidiary, as the case may be, is not being questioned in any litigation to which EMEI or any subsidiary is a party.

(c) The conduct of the business of EMEI and its subsidiaries as now conducted does not, to EMEI’s knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any EMEI Intellectual Property Rights.

(d) Each of EMEI and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where EMEI has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. EMEI and its subsidiaries maintain general liability and other business insurance that EMEI believes to be reasonably prudent for its business.

Section 3.17. Vote Required. The affirmative vote of all holders of EMEI Shares is the only vote of the holders of stockholdership interests of EMEI necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither EMEI nor, to the knowledge of EMEI, any of its affiliates has taken or agreed to take any action that would prevent the Merger from complying with the terms of Section 2.18 above.

Section 3.19. Affiliates. Except for directors and executive officers of EMEI, each of whom is listed in Section 3.19 of the EMEI Disclosure Schedule, there are no persons who, to the knowledge of EMEI, may be deemed to be affiliates of EMEI under Rule 1-02(b) of Regulation S-X of the SEC (the “EMEI Affiliates”).

Section 3.20. Certain Business Practices. None of EMEI, any of its subsidiaries or any Members, directors, officers, agents or employees of EMEI or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the EMEI Disclosure Schedule, no stockholder, officer or director of EMEI has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or EMEI Intellectual Property Rights, used in or pertaining to the business of EMEI or any subsidiary, except for the ordinary rights of a Member.

Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the EMEI Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of EMEI Shares.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of EMEI.

Section 3.24. Disclosure. No representation or warranty of EMEI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to LitFunding pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, EMEI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

(a) EMEI has delivered or otherwise made available to LitFunding true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which EMEI is a party affecting the obligations of any party thereunder) to which EMEI or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of EMEI and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of EMEI and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which EMEI is a party involving employees of EMEI); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the ‘EMEI Contracts”). Neither EMEI nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the EMEI Contracts is valid and enforceable in accordance with its terms, and there is no default under any EMEI Contract so listed either by EMEI or, to the knowledge of EMEI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by EMEI or, to the knowledge of EMEI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on EMEI.

(c) No party to any such EMEI Contract has given notice to EMEI of or made a claim against EMEI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on EMEI.

Section 3.27. Due Diligence Materials. Within ten days from the date hereof, EMEI shall have provided to LitFunding any undelivered due diligence materials, including Material Agreements, Board Resolutions, Minutes of Board Meetings, Articles, By-laws, financial statements, etc.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of LitFunding. Except as contemplated by this Agreement or as described in Section 4.1 of the LitFunding Disclosure Schedule, during the period from the date hereof to the Effective Time, LitFunding will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the LitFunding Disclosure Schedule, prior to the Effective Time, LitFunding will not, without the prior written consent of EMEI:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of LitFunding (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of LitFunding; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent LitFunding from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2005 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2005 in amounts previously disclosed to EMEI (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to LitFunding);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to LitFunding; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $50,000 or, in the aggregate, are in excess of $500,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to LitFunding;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on LitFunding;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of EMEI. Except as contemplated by this Agreement or as described in Section 4.2 of the EMEI Disclosure Schedule during the period from the date hereof to the Effective Time, EMEI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the EMEI Disclosure Schedule, prior to the Effective Time, EMEI will not, without the prior written consent of:

(a) amend its Articles of Organization or Operating Agreement (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stockholdership interests or any other securities (except bank loans) or equity equivalents;

(c) split, combine or reclassify any of its stockholdership interests, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its stockholdership interests, make any other actual, constructive or deemed distribution in respect of its stockholdership interests or otherwise make any payments to Members in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of EMEI (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of EMEI or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent EMEI or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2004 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2004 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to EMEI);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to EMEI; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $150,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to EMEI and its subsidiaries taken as a whole;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on EMEI;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the EMEI contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of Press Release or Other Public Disclosure. EMEI and LitFunding shall promptly prepare and release a press release or other public disclosure document within fifteen (15) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers. EMEI, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. Each of EMEI and Merger Sub shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders/stockholders, or receive a written majority consent of its respective stockholders/stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder/stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of Merger Sub and the General Corporation Law of its respective state, and its charter and Operating Agreement, in the case of EMEI. Merger Sub and EMEI will, through their respective Boards of Directors, recommend to their respective stockholders/stockholders approval of such matters

Section 4.6. OTC:BB Quotation. The parties acknowledge the intentions of LitFunding to continue quotation of its common stock on the Over-the-Counter Bulletin Board (OTC:BB).

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, LitFunding will give EMEI and its authorized representatives, and EMEI will give LitFunding and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, LitFunding shall furnish to EMEI, and EMEI will furnish to LitFunding, within 45 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of any public disclosure documents, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, EMEI, Merger Sub and LitFunding agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the EMEI and Merger Sub stockholder/stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties’ present intent to provide after the Effective Time to employees of EMEI employee benefit plans (other than stock option or other plans involving the potential issuance of securities of LitFunding) which, in the aggregate, are not less favorable than those currently provided by EMEI. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. EMEI, and LitFunding will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Effective Time, LitFunding and Merger Sub shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the ‘‘Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) LitFunding shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to LitFunding, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its Articles of Incorporation or bylaws, (ii) LitFunding will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NGCL and LitFunding’s Articles of Incorporation or bylaws shall be made by independent counsel mutually acceptable to LitFunding and the Indemnified Party; provided, however, that LitFunding shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(b) In the event LitFunding or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of LitFunding shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of LitFunding and EMEI and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in LitFunding’s and EMEI’s Articles of Incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholder of Merger Sub and a majority of stockholders of EMEI;

(b) this Agreement shall have been approved and adopted by the Board of Directors of LitFunding and Merger Sub, and the Board of Directors of EMEI;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

(e) the Party’s shall have entered into a Management Agreement, concurrent with Closing, wherein the following terms and conditions shall be included:

1.

EMEI will pay LitFunding a management fee of $200,000 to assist EMEI with in the potential “Spin-Off” of EMEI to the stockholders of LitFunding, ($50,000 of which receipt is acknowledged herein in the form of a promissory note);

2.	EMEI shall make, at its sole discretion, the election to be spun off from LitFunding at any time from the date of Closing;
3.	The election to be spun off shall be made by a majority of the holders of the LitFunding preferred stock received in this Merger;

4.	EMEI shall provide LitFunding 30 days prior notice of its intention to be spun off from LitFunding;
5.

Upon the election by the majority holders of the preferred stock received in this Merger, the LitFunding stockholders at the record time to be established, shall receive 15% of the EMEI shares at the time of the spin off, and the preferred shareholders, of the preferred shares issued in this Merger, shall receive 85% of such shares of EMEI;

6.

In the event of the spin off of EMEI, any funds advanced by LitFunding to EMEI, or on its behalf, shall be repaid pursuant to the terms of a 12 month promissory note, with interest accruing at 8% per annum, commencing from the date of the actual spin off; and

7.

EMEI has agreed to bear one half of the costs associated with the preparation and filing of a registration statement on Form SB-2 for the distribution shares issued in the spin off, along with the other costs associated with establishing a quotation on the Over-the-Counter Bulletin Board.

8.	The SB-2 registration statement shall be filed no later than 60 days of the election to spin-off.

9. EMEI agrees and shall pay to LitFunding a “Spin-off’ fee” (the “Spin-off fee”) not to exceed $150,000 within thirty (30) days of notifying LIT Funding of EMEI’s intention to Spin-off. This fee includes, fees and expenses of LitFunding's counsel, and accountants.

10. It is the intent of EMEI to effect the Spin-out and to cause an SB-2 to be filed within 60 days of Closing.

Section 5.2. Conditions to the Obligations of LitFunding and Merger Sub. The obligation of LitFunding and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of EMEI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on EMEI) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing EMEI shall have delivered to LitFunding a certificate to that effect;

(b) each of the covenants and obligations of EMEI to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing EMEI shall have delivered to LitFunding a certificate to that effect;

(c) EMEI shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of EMEI under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of LitFunding, individually or in the aggregate, have a Material Adverse Effect on EMEI;

(d) EMEI shall have received and delivered to LitFunding, its unaudited financial statements from inception, prepared in accordance with GAAP and LitFunding’s advisors shall have had the opportunity to review EMEI’s financial statements to confirm auditibility by a PCAOB registered independent accounting firm;

(e) there shall have been no events, changes or effects with respect to EMEI or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on EMEI; and

Section 5.3. Conditions to the Obligations of EMEI. The respective obligations of EMEI to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of LitFunding and Merger Sub contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on LitFunding) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing LitFunding shall have delivered to EMEI a certificate to that effect;

(b) each of the covenants and obligations of LitFunding to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing LitFunding shall have delivered to EMEI a certificate to that effect;

(c) there shall have been no events, changes or effects with respect to LitFunding having or which could reasonably be expected to have a Material Adverse Effect on LitFunding; and

(d) the rights, preferences and conversion terms of the LitFunding Series B Preferred Stock shall be set forth in a Certificate of Designation and filed by LitFunding with the Nevada Secretary of State prior to Closing of the Merger.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Merger Sub’s stockholders or EMEI’s stockholders:

(a) by mutual written consent of LitFunding and EMEI;

(b) by EMEI or LitFunding if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by March 31, 2006; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by LitFunding if (i) there shall have been a breach of any representation or warranty on the part of EMEI set forth in this Agreement, or if any representation or warranty of EMEI shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by March 31st, 2006 (or as otherwise extended), (ii) there shall have been a breach by EMEI of any of their respective covenants or agreements hereunder having a Material Adverse Effect on EMEI or materially adversely affecting (or materially delaying) the consummation of the Merger, and EMEI, as the case may be, has not cured such breach within 20 business days after notice by LitFunding thereof, provided that LitFunding has not breached any of its obligations hereunder, (iii) Merger Sub shall have failed to obtain the requisite vote of its stockholder; or (iv) LitFunding shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

(d) by EMEI if (i) there shall have been a breach of any representation or warranty on the part of LitFunding or Merger Sub set forth in this Agreement, or if any representation or warranty of LitFunding or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by March 31, 2006 (or as otherwise extended), (ii) there shall have been a breach by LitFunding or Merger Sub of its covenants or agreements hereunder having a Material Adverse Effect on LitFunding or materially adversely affecting (or materially delaying) the consummation of the Merger, and LitFunding, as the case may be, has not cured such breach within twenty (20) business days after notice by EMEI thereof, provided that EMEI has not breached any of its obligations hereunder, (iii) the LitFunding Board shall have recommended to Merger Sub’s stockholder a Superior Proposal, (iv) the LitFunding Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, or (v) EMEI shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by LitFunding, Merger Sub and EMEI at any time before or after approval of the Merger by the stockholder of Merger Sub and stockholders of EMEI (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders/stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 6.6. Break-Up Fees. EMEI shall pay LitFunding not more than $50,000 as reimbursement for expenses of LitFunding that were actually incurred related to the transaction in the contemplated merger (including, fees and expenses of LitFunding's counsel, and accountants). Only upon termination of the Merger by EMEI, should the stockholders of EMEI not approve the Merger, the $50,000 reimbursement fee, afreto mentioned in this paragraph, shall be forefeited to Lit Funding with no further recourse on the part of EMEI.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to EMEI:

EMEI, Inc.
3700 Pecos Mcleod
Suite 123
Las Vegas, Nevada 89121

If to LitFunding or Merger Sub:

LitFunding, Corp.
3700 Pecos Mcleod
Suite 100
Las Vegas, Nevada 89121

with a copy to:

Stoecklein Law Group
Donald J. Stoecklein, Esq.
Suite 400
402 West Broadway
San Diego, California 92101

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge’’ or “known’’ means, with respect to any matter in question, if an executive officer of LitFunding or EMEI or its subsidiaries, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary” or “subsidiaries” of LitFunding, EMEI or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which LitFunding, EMEI or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of LitFunding, EMEI or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

EMEI:

EASY MONEY EXPRESS, INC.,

A Nevada corporation

By:/s/ Joseph Weaver

Joseph Weaver

Its: COO

LitFunding:

LITFUNDING CORP.

A Nevada corporation

By:Morton Reed

Morton Reed
President

Merger Sub:

LFDG SUBSIDIARY CORP.,

A Nevada corporation

By:/s/ Morton Reed

Morton Reed
President

LITFUNDING DISCLOSURE SCHEDULE

Schedule 2.1	Organization	See Amended Articles/Bylaws/Minutes
Schedule 2.2(c) Subsidiary	Merger Sub – 100% owned

Silver Dollar Productions – majority owned

Schedule 2.6	Consents & Approvals	None Required
Schedule 2.7	No Default	Not Applicable
Schedule 2.8	No Undisclosed Liability	None Exist
Schedule 2.9	Litigation	None Exist
Schedule 2.10	Compliance with Applicable Law	Not Applicable

Schedule 2.11 Employee Benefit Plans	Section 2.11(a) Not Applicable – None Exist
Section 2.11(b) SEE 10QSB – 9/30/2005
Section 2.11( c) SEE 10QSB – 9/30/2005
Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws and Regs	Not Applicable
Schedule 2.13 Tax Matters	None Exist
Schedule 2.14 Title to Property	None Exist
Schedule 2.15 Intellectual Property	None Exist
Schedule 2.16 Insurance	None Exist

Schedule 2.17	Vote Required	See Merger Sub Stockholder Meeting

Certificate

Schedule 2.18 Tax Treatment	Not Applicable

Schedule 2.19 Affiliates	Morton Reed
Stanley Weiner
Don Hemenowski

Schedule 2.20 Certain Business Practices	None Exist
Schedule 2.21 Insider Interest	None Exist
Schedule 2.22 Opinion of Financial Adviser	Waived – None Exist
Schedule 2.23 Broker	None Exist
Schedule 4.1 Conduct of Business	See Amended & Restated Articles

1

EMEI DISCLOSURE SCHEDULE

TO BE PROVIDED BY WITHIN 5 BUSINESS DAYS OF CLOSING:

Schedule 3.2 (b) Subsidiary Stock
Schedule 3.6	Consents & Approvals
Schedule 3.7	No Default
Schedule 3.8	No Undisclosed Liability
Schedule 3.9	Litigation
Schedule 3.10	Compliance with Applicable Law
Schedule 3.11 Employee Benefit Plans
Schedule 3.12 Environmental Laws and Regs
Schedule 3.13 Tax Matters
Schedule 3.14 Title to Property
Schedule 3.15 (b) Intellectual Property
Schedule 3.16 Insurance
Schedule 3.17	Vote Required
Schedule 3.18 Tax Treatment
Schedule 3.19 Affiliates
Schedule 3.20 Certain Business Practices
Schedule 3.21 Insider Interest
Schedule 3.22 Opinion of Financial Adviser
Schedule 2.23 Broker

Schedule 4.2         Conduct of Business

1

EXHIBIT A

LITFUNDING CORP.

SERIES B PREFERRED STOCK

THESE SECURITIES (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE SECURITIES SHALL NOT BE AVAILABLE FOR CONVERSION PRIOR TO ___________________ _____, 2006.

The rights, preferences, restrictions and other matters relating to the Series B Preferred Stock are as follows:

1.	DESIGNATION. The Preferred Stock is designated as the Company’s Series B Preferred Stock (the “Preferred Stock”).
2.	DIVIDEND PROVISIONS. The holders of the Preferred Stock will not be entitled to any dividends on the Preferred Stock.

3.	LIQUIDATION PREFERENCE.

(a)

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.001 for each outstanding share of Preferred Stock (the “Original Series B Issue Price”) and (ii) an amount equal to the Original Series B Issue Price for each 12 months that has passed since the date of issuance of any Preferred Stock (such amount (of declared but unpaid dividends) being referred to herein as the “Premium”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)

Upon the completion of the distribution required by subparagraph (a) of this Section 3 and any other distribution that may be required with respect to any series of preferred stock that may from time to time come into existence, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

(c)

(i)       For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company); or (B) a sale of all or substantially all of the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

(ii)	In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)	Securities not subject to investment letter or other similar restrictions on free marketability (covered by (B) below):

(1)

If traded on a securities exchange or through NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2)

If actively traded (actively traded shall be defined as at least 100,000 shares per week) over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3)

If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B)

The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iii)	In the event the requirements of this subsection 3(c) are not complied with, the Company shall forthwith either:

(A)	cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B)

cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(c)(iv) hereof.

(C)	Under no circumstance shall any reorginaztion, or board resolution of Lit Funding prohibit EMEI from its rights as defined within this Agreement from a Spin-out, at its sole descretion.

(iv)

The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

4.

SPIN-OFF RIGHTS. At the election of a majority in interest of the Series B Convertible Preferred Stock, EMEI shall be spun off to the holders of the Series B Convertible Preferred Stock, with 85% of such shares in EMEI being issued, pro rata to the holders of the Series B Convertible Preferred Stock, and 15% being issued to LitFunding.

5. CONVERSION. The holder of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)

Conversion Ratio. Each share of Preferred Stock shall convert into 1 share of the Company’s common stock, $0.001 par value per share. Therefore, each common shares shall be represented by 1 preferred share.

(b)

Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)

No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(d)

Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

(e)

Automatic Conversion. The Series B Preferred shall automatically convert to shares of common stock of the Company after 12 months, if an election has not been made to spin-off EMEI prior to the end of the 12th month.

6.	VOTING RIGHTS. The holder of each share of Preferred Stock shall not have any voting rights.

7.

PROTECTIVE PROVISIONS. So long as any shares of Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Preferred Stock:

(a)	alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares;

(c)	increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

8.

EFFECT OF STOCK SPLIT, ETC. If the Company, by stock split, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, then: (1) the number and/or class of shares as so changed shall, for the purposes of the Preferred Stock, replace the shares outstanding immediately prior to the change; and (2) the conversion and redemption prices in effect, and the number of shares the Preferred Stock will convert into, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted (the price to the nearest cent).

9.

SUBDIVISION OR COMBINATION OF COMMON SHARES. In case the Company shall at any time subdivide (by any stock split, or otherwise) its outstanding Common Shares into a greater number of shares, without making a corresponding subdivision of the outstanding shares of Preferred Stock, then the number of common shares issuable upon conversion in effect immediately prior to such subdivision shall be proportionately reduced. Conversely, in case the outstanding Common Shares shall be combined into a smaller number of shares without a corresponding adjustment to the number of outstanding shares of Preferred Stock, then the number of common shares issuable upon conversion in effect immediately prior to such combination shall be proportionately increased.